Highwater Ethanol, LLC

Volume 3, Issue 11

Investor Update

December 2012

From the Board Chair…



Greetings from Highwater Ethanol and its board of directors. We have now completed another full year of operations. At the end of the 3rd Quarter we were not showing a profit, we have been able to keep current on all of our loan payments and maintain our cash flow for operations. Last winter, at our annual meeting, the message I heard from our investors was, keeping paying down debt and keep the company viable so that when profitability improves we are in a position realize these gains. I believe we have been able to accomplish these objectives this past year in spite of margins in the ethanol industry. Our staff continues to operate very efficiently and they are constantly seeking to improve while keeping operating cost low. Last year's margins were the result of lower than expected ethanol prices and a drought through much of the corn belt driving corn cost higher. Last spring the estimates were for a very large corn crop which would have had the potential of cutting our corn cost nearly in half. We all now know how the crop for 2012 turned out. The corn markets are now looking at the same scenario for 2013. Our area in southwest Minnesota experienced better than expected yields and I believe we should not foresee any issues for us concerning corn supply. The cost of the corn will be affected by the droughts though, as other regions try to buy corn here and ship it to their areas. On the ethanol side of equation I don't believe many thought the end of VEETC would have impacted prices as much as it apparently did, along with other factors; such as changes in the Renewable Fuel Standard which may affect market price and demand for ethanol. I asked our local cooperative if they have noticed a change in the gallons of E85 they see going through their blender pumps. Their response was that usage has remained constant but still much lower than they had hope considering the number of flex fuel vehicles in our region. We have not yet seen any changes since the EPA approved E15 usage.

We welcome Luke Schneider to the company as our Chief Financial Officer. He comes to us with many years of experience in the ethanol industry. I feel he will be a great addition to our management team. I would like to express my gratitude to Brian Kletscher and the office staff who have helped cover some of these duties during the time since Mark Peterson resigned. Christianson and Associates have helped cover the other accounting responsibilities on a contract basis. I believe they did a great job for us. Thank you.

I wish you all a safe and joyous holiday season. I look forward to seeing you at our Annual meeting, Friday March 1, 2013.

Sincerely,

David Moldan





Check for updates

and future newsletters

on our website:

www.highwaterethanol.com

Contact Information:

24500 US HWY 14
PO Box 96
Lamberton, MN 56152

Phone: 507.752.6160
Toll Free: 888.667.3385
Fax: 507.752.6162

E-mail:
info@highwaterethanol.com

Highwater Ethanol Highlights from your CEO/GM



As I write this for our Fall/Winter 2012 newsletter, we have completed our 3rd full year of operation at Highwater Ethanol, LLC. The ethanol/biofuels industry continues to feel the effect of decreased support from our Federal Government, decreased traveling because of the economy, and continued imports from Brazil and other foreign countries. If you have been following the commodity markets, you realize it has been a year filled with ups and downs.

During the Highwater Ethanol fiscal year from November 1st, 2011 – October 31st, 2012, we grounded approximately 19,484,400 million bu of corn while producing approximately 56,452,801 million gallons of denatured ethanol. We have also produced approximately 115,993 tons of DDGS and approximately 72,760 ton of Modified DGS. The production numbers are above our projection in gallons produced, and right on our projected numbers for tons of DDGs. What do the numbers look like from the efficiencies stand point? It breaks down like this:

Highwater Ethanol Guarantee for operations and how we are operating:

	How we are operating	Guarantee
Denatured ethanol per bushels	2.897	2.8
Electricity Kw hours used per gallon	.646	.75
Natural Gas BTU used per gallon	23,790 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee projected 3 – 4

We believe these efficiency numbers will remain stable. The quality of corn from this past harvest in 2012 and the continued plant efficiencies along with excellent employees has allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide for future benefits for our investors owners.

At the 3rd quarter ended July 31, 2012, Highwater Ethanol showed a net loss of approximately $2.433 million dollars. As all of you know, we are unable to release any preliminary financial information prior to filing our Form 10-K for our fiscal year end October 31, 2012. However, Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management and we believe this focus will allow Highwater Ethanol to remain competitive for years to come.

The 2013 Annual Meeting for Highwater Ethanol will take place on Friday, March 1, 2013 at 9:30 a.m. at the Lamberton American Legion. Please mark your calendars! More information related to the Annual Meeting is included in this newsletter.

As I have stated in prior newsletters, the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol are doing our best for you to ensure that we are ready for the future whatever it brings.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles, and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. We believe this potential use of higher blend rates complements the Federal Government's thoughts on increasing energy security, creating U.S. Jobs, reducing transportation costs to everyday Americans, and improving the environment by displacing gasoline with low-carbon ethanol. We encourage you to contact your Federal representatives to continue to voice your opinions on the renewable fuels industry which we believe will continue supplying this nation with a dependable source of renewable energy. If you are reading this, you are also a believer in ethanol and bio fuels. Please do your part by using a higher blend of ethanol or biofuels today.

Continued on page 5



Commodity Talk with Tom Streifel

It was about six months ago when we started out the spring letter by saying the crop was planted early and looked good. It was quite a different story thereafter. The US corn yield came in 27% less than the USDA had shown in their May report. Consequently the end users of grain are struggling through some unprecedented times. It is reported that US demand needs to decline by over 10% this year to ensure adequate supplies. To date, the world is consuming the cheapest sources such as corn from Argentina and wheat from the Black Sea region. The next 9-10 months will be interesting to see how the tight stocks situation gets resolved. On a positive note, this region's corn yield and quality fared rather well considering the circumstances. Test weights have been above average and our feed customers are happy to see we have no issues with toxins.

I am often asked by investors how the plant is doing. We can not divulge financial information prior to filing our reports with the SEC so the standard answer is " the plant is running fine." The informed crowd does know what likely needs to happen over the next several months. The best way to explain this is a brief history lesson. Several years ago when the ethanol industry was rapidly expanding, the projections for 2012-2014 era had annual US gasoline usage near 145-147 billion gallons. At a 10% blend, ethanol demand was supposed to be near 14.5 BGPY, so built ethanol production rose to match or exceed that number. Well, the US economy didn't perform as well as expected thus gasoline demand is well below expectations. Plus, the higher priced fuel has netted a shift toward vehicles with higher gas mileage. US gasoline demand is reported to be approximately 133 billion gallons, thus at a 10% blend rate we have ethanol production capacity about 9-10% higher than necessary. So the choice is either we export the surplus or back down production. Slowing production comes at a cost via margins need to be poor enough to force this change. The latest USDA corn demand for ethanol production shows a 10% reduction versus last year. Some of the destination plants, i.e. the ones with the high freight costs for importing corn have already slowed down and/or temporarily shut down. The good news for Highwater is the plant was built in the middle of the corn belt and built with the latest technology, thus we enjoy advantages over other plants which we hope will help us meet the challenges ahead.

Highwater Ethanol, LLC 2012 Annual Meeting
March 1, 2013
Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin
3. Proposals: Mandy Hughes, Brown/Winick
   - Proposal #1: Election of three governors. Standing for election are incumbent governors Scott Brittenham, Russell Derickson, Ron Jorgenson.
   - Proposal #2: Advisory vote on Executive Compensation (Say-on-Pay)
   - Proposal #3: Advisory vote on frequency of Say-on-Pay vote
4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Overview of Operations: Brian Kletscher, CEO
7. Presentation of Financial Statements: Luke Schneider, CFO
8. Election Results

Nominations for Board of Governors: Standing for election are incumbent governors Scott Brittenham, Russell Derickson, Ron Jorgenson.

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2013 Annual Meeting. The 2013 Annual Meeting will be held on March 1, 2013, the members must submit nominations for governor no earlier than December 1, 2012 and no later than January 15, 2013. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1. the name and address of record of the Member who intends to make the nomination;

2, a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3. the name, age, business and residence addresses, and principal occupation or employment of each nominee;

4. a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5. such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6. the consent of each nominee to serve as a Governor of the Company if so elected.

Continued on Page 5

Continued from page 2

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax in order to allow Highwater Ethanol to explore the potential for an arrangement with Butamax and work towards a mutually acceptable agreement with Butamax. Our strategy: Highwater Ethanol believes this may fit well into our long term plan as it is expected to offer us the opportunity to be on the cutting edge of advance biofuels production. The production of biobutanol is expected to allow operations to remain consistent with our business model and to produce a renewable bio fuels with the efficiencies on which we currently pride our ethanol production. These efficiencies are expected to allow Highwater Ethanol the opportunity that every facility looks for in production of bio fuels. We believe biobutanol production will enhance the bio fuels industry as it fits very well with ethanol production.

We will be working with Butamax towards the development of a mutually acceptable definitive agreement in the next year. Our goal is to have the cost of manufacture competitive to ethanol on an energy equivalent basis and, more importantly, to provide sustainable improvement to our margins.

If the definitive agreement can be worked out in the next year, the engineering is expected to occur in 2013 with a retrofit starting after that time. Butanol markets are currently in the chemical industry. However, testing has occurred to use butanol as a drop-in fuel.

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets, this Mission Statement guides them. It also remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol.

Please take a look at the Highwater Ethanol web site. Make it your "go to" place to catch the markets or information on Highwater Ethanol.

Highwater Ethanol would like to welcome Luke Schneider to our management team, Luke began serving as our CFO effective December 3, 2012. Luke comes to Highwater Ethanol from Heron Lake Bio Energy. Luke's experience includes all aspects of accounting and we look forward to having Luke on our team.

Our management team in place consists of ; Luke Schneider , CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Matt Lenning, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager and Shane Rasset, EHS Manager. We believe that we have positioned our team to be successful in the ethanol industry.

From our Board of Governors and the employees at Highwater Ethanol, we wish everyone a safe and blessed Holiday season!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO

Continued from page 4

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership. The deadline for Member proposals to be considered for inclusion in the proxy statement was October 9, 2012.

The deadline for Members who intend to present a proposal at the 2013 Annual Meeting of Members without including such proposal in the Company's proxy statement is December 23, 2012. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.

HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON MN 56152



Happy Holidays from the
Highwater Ethanol
Board of Directors,
Management
and Staff



Highwater Ethanol, LLC
Annual Meeting
Friday, March 1, 2013
9:30 a.m.
Lamberton Legion,
Lamberton, MN